Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-198817

November 5, 2014

Sky Solar Holdings, Ltd.

Sky Solar Holdings, Ltd., or our company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain a prospectus upon request from us or from FBR Capital Markets & Co. by contacting them at Attn: Prospectus Department, 1001 19th St. North, 18th Floor, Arlington, Virginia, or by calling +1-703-312-9500 or emailing prospectuses@fbr.com or from Cowen and Company, LLC by contacting them at c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling Broadridge Financial Services at +1-631-274-2806 or the Cowen General ECM line at +1-646-562-1276. You may also access our company’s most recent preliminary prospectus dated November 3, 2014 by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1594124/000104746914008866/a2222089zf-1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 3 to our company’s registration statement on Form F-1, or Amendment No. 3, as filed via EDGAR with the SEC on November 5, 2014. All references to page numbers are to page numbers in Amendment No. 3.

Cover
Pages 156 and 196

The following has been added after the seventh paragraph on the front cover, and corresponding changes were made to the disclosure on pages 156 and 196.

One of our largest shareholders, IDG-ACCEL China Capital Entities, a group of venture capital funds, as described in the “Principal Shareholders” section, have indicated to us their interest in purchasing up to an aggregate of $20.0 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to them. The number of ADSs available for sale to other investors will be reduced to the extent that these shareholders or their affiliates purchase our ADSs. Such shareholders have agreed not to sell, transfer or dispose of any of our ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus.